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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Levitt Corporation:


We consent to the use of our report dated January 29, 2002 (except for Note 15 as to which the date is March 7, 2002), with respect to the consolidated statement of financial condition of Levitt Corporation and Subsidiaries as of December 31, 2001, and the related consolidated statements of operations, shareholder's equity and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2001, included herein and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP


Fort Lauderdale, Florida
September 5, 2003